UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NATIONAL GENERAL HOLDINGS CORP.

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NATIONAL GENERAL HOLDINGS CORP.

59 Maiden Lane, 38th Floor

New York, New York 10038

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 9, 2017

AND PROXY STATEMENT

March 30, 2017

Dear Shareholder:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of National General Holdings Corp. (“National General,” “NGHC,” “the Company,” “our,” “us,” or “we”), which will be held on Tuesday, May 9, 2017, commencing at 10:30 a.m. (Eastern time), at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and act upon (1) the election of the seven directors named in the proxy statement, (2) the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2017, (3) approval, on an advisory, non-binding basis, of the executive compensation of our Named Executive Officers, as described in our 2017 annual meeting proxy statement, and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the meeting is more fully described in the attached proxy statement.

Record holders of common stock at the close of business on March 24, 2017, the date fixed by our board of directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

We are mailing a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, together with this Notice of Annual Meeting of Shareholders and proxy statement, on or about April 3, 2017. Additional copies may be obtained by writing to National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of National General, I would like to express our appreciation for your continued support.

Sincerely,

Jeffrey Weissmann
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholders Meeting to Be Held on May 9, 2017:

The proxy statement, proxy card and annual report to security holders are available at

https://www.proxyvote.com

NATIONAL GENERAL HOLDINGS CORP.

PROXY STATEMENT

General Information

This proxy statement is furnished to you and other shareholders of National General Holdings Corp. (“National General,” “the Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our board of directors to be used at our 2017 Annual Meeting of Shareholders, which will be held at the Company’s offices at 59 Maiden Lane, 38th Floor, New York, New York 10038, on Tuesday, May 9, 2017, at 10:30 a.m. (Eastern time) and any adjournment or postponement thereof (the “Annual Meeting”). All shareholders are entitled and encouraged to attend the Annual Meeting in person. This proxy statement, together with the accompanying proxy card, is first being mailed to shareholders on or about April 3, 2017.

Shareholders are urged to vote their shares promptly by telephone, the Internet or by mailing their signed proxy card in the enclosed envelope in order to make certain that their shares are voted at the Annual Meeting. All shares of common stock represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the Company’s slate of directors described herein, “FOR” the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2017, and “FOR” the approval, on an advisory, non-binding basis, of the executive compensation of our Named Executive Officers, as described in this proxy statement. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of the persons appointed as proxies and named in the proxy. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary sent to our Company offices at 59 Maiden Lane, 38th Floor, New York, New York 10038 Attn: Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

Proxy Solicitation Expenses

We will pay all expenses in connection with this solicitation of proxies and such costs as those normally expended in connection with an annual proxy statement. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies by telephone, email or in person and will not receive any special compensation for taking such actions. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Voting Rights

The Board has fixed the close of business on March 24, 2017 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. Each such shareholder is entitled to one vote per share. As of the record date, there were 106,502,250 shares of common stock outstanding and entitled to vote at the Annual Meeting. A majority of the shares of our common stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, which is not currently anticipated, the persons appointed as proxies will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees is based on information furnished by them. In voting by proxy with regard to the ratification of our independent auditors and approval, on an advisory non-binding basis, of the executive compensation of our Named Executive Officers, shareholders may vote in favor of or against such proposal or may abstain from voting.

The seven candidates receiving the greatest number of votes will be elected as our directors. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary to ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2017 and to approve, on an advisory, non-binding basis, the executive compensation of our Named Executive Officers.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum but will be counted as unvoted for the purposes of determining the approval of any matter submitted to the shareholders for a vote. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on Proposal 2 to ratify the appointment of our independent auditors, but not on Proposal 1 to elect directors or Proposal 3 to approve on an advisory, non-binding basis, the executive compensation of our Named Executive Officers.

With respect to Proposal 1, an abstention or broker non-vote has the same effect as a vote against a director nominee, as each abstention or broker non-vote would be one less vote in favor of a director nominee. With respect to Proposal 2, an abstention will count as a vote “against” the proposal. Abstentions will count as a vote “against” Proposal 3 because an abstention represents a share entitled to vote. Broker non-votes are not counted as voting power present, and therefore, are not counted in the vote.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors consists of seven members. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2018 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the board of directors has unanimously nominated Dr. Barbara Paris and Messrs. Donald T. DeCarlo, Patrick Fallon, Barry Karfunkel, Robert Karfunkel, John Marshaleck and Barry D. Zyskind for re-election as directors at the Annual Meeting. Proxies cannot be voted for more than seven director nominees.

Each of the director nominees who is standing for re-election to the board of directors has consented to serve for a new term, if elected. The board of directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our board of directors may recommend.

The information for each nominee below is as of March 24, 2017, unless otherwise indicated.

Nominees for Election of Directors

Donald T. DeCarlo, 78, has served on our board of directors since 2010 and is also a director of our subsidiaries, National Health Insurance Company, Imperial Fire and Casualty Insurance Company and National Automotive Insurance Company. He is also a director of AmTrust Financial Services, Inc. (“AmTrust”) and many of its subsidiaries, where he has served since 2006. Mr. DeCarlo is an attorney in private practice. Mr. DeCarlo served as the chairman of the board of commissioners of the New York State Insurance Fund from 2011 until October 2012 and served as a commissioner from 1997 through 2009. From 1994 to 1997, Mr. DeCarlo served as Vice President and General Counsel of Travelers Insurance Companies. From 1997 to 2004, Mr. DeCarlo practiced at the law firm of Lord, Bissell & Brook, LLP, where he served as managing partner of the New York office prior to his departure. He is also a director of Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York and Strathmore Insurance Company, WRM America Holding Company, LLC and WRM America Indemnity Company Inc.

Mr. DeCarlo has been selected to serve on our board of directors because of his extensive experience in the insurance industry.

Patrick Fallon, 72, joined our board of directors in 2013. Mr. Fallon is a leading banking executive with extensive experience providing financial services for leading corporations. Mr. Fallon is currently a Managing Director and Chief Operating Officer of CSG Partners, a New York headquartered boutique investment banking firm, predominantly specializing in ESOP advisory work. Prior to that, Mr. Fallon was a consultant to Northfield Bank. From 2009 to 2012, Mr. Fallon was a founder of, and president-commercial markets for, First National Bank of New York. From 1973 to 2009, Mr. Fallon was a senior banker for JPMorgan Chase, where he served as senior vice president & managing director from 1991 to 2009 and was a regional head of banking relationships.

Mr. Fallon has been selected to serve on our board of directors because of his extensive experience as a banking executive, providing financial services to major corporations.

Barry Karfunkel, 36, a director since 2010, has served as President and Chief Executive Officer of the Company since April 2016. He served as President of the Company since November 2015, a position that he previously held from 2010 through 2013 prior to the Company becoming a publicly listed company. He also served as executive vice president and chief marketing officer of the Company from 2013 to 2015. He serves as an officer and director of many of our subsidiaries. From 2009 to 2010, he was a managing director with Maiden Capital Solutions and from 2007 to 2009 he was an analyst with AmTrust Capital Partners.

Mr. Karfunkel has been selected to serve on our board of directors because of his management, finance, insurance industry knowledge and experience and his marketing expertise.

Robert Karfunkel, 32, a director since May 2016, currently serves as Executive Vice President and Chief Marketing Officer. Mr. Karfunkel previously served as Executive Vice President – Strategy and Development. From 2010 until the completion of our initial private placement in June 2013, he also served as a director of the Company. He also serves as a director and President of many of our subsidiaries. He began his career as a marketing analyst for Maiden Reinsurance from 2009 to 2010.

Mr. Karfunkel has been selected to serve on our board of directors because of his insurance industry knowledge and experience and his marketing expertise.

John Marshaleck, 65, joined our board of directors in 2016. He previously served as Chief Financial Officer of Maiden Holdings, Ltd. from 2009 until 2014, when he retired. Prior to that role, he served as Chief Operating Officer and Secretary of Maiden Holdings, Ltd. From 1983 to 2008, Mr. Marshaleck served in several capacities with GMAC RE and its predecessors, including president, chief operating officer and chief financial officer.

Mr. Marshaleck has been selected to serve on our board of directors because of his diverse and extensive insurance and accounting experience and because he qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable NASDAQ listing standards.

Barbara Paris, M.D., 65, joined our board of directors in 2013. Since 2002, Dr. Paris has been the vice-chair, medicine and the director of the Division of Geriatrics at Maimonides Medical Center. Since 2003, she has also been a Clinical Professor of Geriatrics and Palliative Medicine at the Mount Sinai School of Medicine.

Dr. Paris has been selected to serve on our board of directors because she is an experienced senior physician who has served in many leadership roles and we believe her experience is extremely beneficial in our Accident & Health (“A&H”) segment.

Barry Zyskind, 45, joined our board of directors in 2013 and has served as chairman since May of 2016. Mr. Zyskind serves as chairman, chief executive officer and president of AmTrust. Mr. Zyskind also serves as non-executive chairman of the board of Maiden Holdings, Ltd. Prior to joining AmTrust in 1998, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York.

Mr. Zyskind has been selected to serve on our board of directors because of his business experience, including his significant executive experience in international business operations, his finance, strategic planning and information technology expertise, his knowledge of the insurance industry and his experience serving as a public company director.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

National General Holding Corp., a specialty personal lines insurance holding company, is a Delaware corporation. Shares of our common stock began trading on the NASDAQ Global Market (“NASDAQ”) on February 20, 2014 following the effectiveness of our registration statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than eleven directors, with the exact number to be set by the Board from time to time. Currently, our board of directors consists of seven members. Directors elected at the Annual Meeting will each serve for a one-year term until the 2018 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors met on nine occasions during 2016. Each of our directors attended 75% or more of the aggregate total of the Board meetings and Board committee meetings on which such director served, during the period that such person served as a director or committee member. We encourage and expect all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, we plan to schedule a meeting of the Board on the day of the Annual Meeting. All of our directors then-serving were present at the 2016 annual meeting of our shareholders.

Independence of Directors

Our board of directors has determined that four of our seven nominees, Donald DeCarlo, Patrick Fallon, John Marshaleck, and Barbara Paris, are independent directors under the NASDAQ listing standards. The remaining three nominees, Barry Karfunkel, Robert Karfunkel and Barry Zyskind, do not qualify as independent directors.

We are a “controlled company” as defined in Rule 5615(c)(1) of NASDAQ’s listing standards because Leah Karfunkel, co-trustee of the Michael Karfunkel Family 2005 Trust (“Family Trust”) and trustee of the Leah Karfunkel 2016-NG GRAT (the “GRAT”), and AmTrust, through certain of its subsidiaries, collectively own approximately 53.4% of our voting power. (see “Security Ownership of Certain Beneficial Owners”). Therefore, we are exempt from the requirements of NASDAQ Listing Rule 5605 with respect to having:

•	a majority of the members of our board of directors be independent;

•	our Compensation and Nominating and Corporate Governance Committees comprised solely of independent directors; and

•	director nominees being selected or recommended for selection by our board of directors, either by a majority of our independent directors or by a nominating committee comprised solely of independent directors.

Barry Karfunkel, who is not an independent director, is chairman of our Nominating and Corporate Governance Committee. Barry Zyskind, who is not an independent director, is chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee. Mr. Zyskind recuses himself from Compensation Committee determinations with respect to the compensation of family members.

On April 27, 2016, Michael Karfunkel, the former Chief Executive Officer and Chairman of the Company, passed away. Mr. M. Karfunkel, who was not an independent director, had served on the Compensation Committee and the Nominating and Corporate Governance Committee. He sponsored the formation of the Company in 2009. Mr. M. Karfunkel also founded AmTrust, where he had served as non-executive chairman of the board since 1998.

Effective September 9, 2016, Ephraim Brecher resigned from the board of directors of the Company. Mr. Brecher had served as an independent director and chair of the audit committee since 2014.

Executive Sessions

As required under NASDAQ’s Marketplace Rule 5605(b)(2), our independent directors met in executive session at least twice during 2016.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 24, 2017 is provided in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Donald DeCarlo		X	X

Patrick Fallon	X	X

Barry Karfunkel			X*

John Marshaleck(1)	X*

Barbara Paris	X

Barry Zyskind		X*	X

*	Committee Chair

(1)	Mr. Marshaleck was elected as chair of the audit committee on September 9, 2016.

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting, internal audit and internal control functions, appoints our independent public accounting firm and approves its services and compensation. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. The Audit Committee also approves related-party transactions. Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy from the Company.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee meets the independence standards contained in the NASDAQ listing standards and the independence requirements contained in Rule 10A-3(b)(1) of the Exchange Act. In addition, the Board has determined that Mr. Marshaleck qualifies as an “audit committee financial expert” within the meaning of SEC regulations and applicable NASDAQ listing standards.

The Audit Committee met eighteen (18) times in 2016. Between January 1, 2016 and September 9, 2016, Messrs. Brecher and Fallon and Dr. Barbara Paris were members of the Audit Committee, with Mr. Brecher serving as Chairman. Following Mr. Brecher’s resignation effective September 9, 2016, the Audit Committee consisted of Messrs. Fallon and Marshaleck and Dr. Paris, and Mr. Marshaleck was elected to serve as Chairman of the Audit Committee.

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the board of directors, the compensation of our named executive officers and reviews and approves employment and severance agreements with our named executive officers. The Compensation Committee also administers the grant of stock options and other awards under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and establishes and reviews policies relating to the compensation and benefits of our employees and consultants. As permitted by the terms of the 2013 Plan, the Compensation Committee may delegate authority to our chief executive officer to designate certain individuals (including employees who are not directors or executive officers) who will receive equity awards upon initial hire and the size of such awards, up to a limited number of shares. We expect that final compensation decisions for officers who are not named executive officers will be made by our chairman and chief executive officer in consultation with members of senior management.

In 2016, the Compensation Committee hired Meridian Compensation Partners, LLC as its independent compensation consultant to assist with benchmarking annual base salary for named executive officers, the formulation of the annual incentive compensation program for our named executive officers and also to consult on award architecture, structuring alternatives, performance criteria, tax consequences and other disclosure items. The Compensation Committee reviewed the independence of Meridian Compensation Partners, LLC and found no conflict of interest existed.

Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy from the Company.

The Compensation Committee met two times in 2016. Between January 1, 2016 and April 27, 2016, Messrs. DeCarlo, Fallon and M. Karfunkel were members of the Compensation Committee, with Mr. Karfunkel serving as chairman during such period. Following Mr. M. Karfunkel’s death on April 27, 2016, the Compensation Committee consisted of Messrs. DeCarlo, Fallon and Zyskind, and Mr. Zyskind was elected as Chairman.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates members of the board of directors, develops and recommends to the board of directors a set of corporate governance principles applicable to it, and oversees the evaluation of the board of directors and management.

Our Nominating and Corporate Governance Committee Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy from the Company.

The Nominating and Corporate Governance Committee met two times in 2016. Between January 1, 2016 and April 27, 2016, Messrs. M. Karfunkel, DeCarlo and Zyskind were members of the Nominating and Corporate Governance Committee, with Mr. M. Karfunkel serving as chairman during such period. Following Mr. M. Karfunkel’s death on April 27, 2016, the Nominating and Corporate Governance Committee consisted of Messrs. B. Karfunkel, DeCarlo and Zyskind, and Mr. B. Karfunkel was elected as Chairman.

Compensation Committee Interlocks and Insider Participation

Until Mr. M. Karfunkel’s death on April 27, 2016, he served as the chairman of the board directors of AmTrust, where Mr. Barry Zyskind, a director of the Company, serves as Chairman, Chief Executive Officer and President. While serving on the compensation committee of AmTrust, Mr. Karfunkel recused himself from all decisions relating to Mr. Zyskind’s compensation.

At all times prior to April of 2016, Mr. Zyskind was not a member of our compensation committee and was not involved in the compensation decisions regarding Mr. M. Karfunkel’s compensation during his term as an executive officer of the Company. Mr. Zyskind was elected to serve on our Compensation Committee on May  9, 2016 and recuses himself from decisions relating to compensation of family members who are named executive officers of the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee assesses the overall composition of the Board taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does, at a minimum, assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and Committee matters. While neither the Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. They consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also assesses the contributions of those directors recommended for re-election and other perceived needs of the Board. In 2017, this process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the seven incumbent directors named in this proxy statement and proposed for election by you at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, National General Holdings Corp., 59 Maiden Lane, 38th Floor, New York, New York 10038. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.

Oversight of Risk Management

We are exposed to a number of risks and undertake at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. We have formed an enterprise risk management committee comprised of members of senior management. The enterprise risk management committee reports directly to the Audit Committee. Our Chief Risk Officer is directly responsible for our enterprise risk management function and reports to our Chief Financial Officer and General Counsel, and for this purpose, directly to the Audit Committee. The Chief Risk Officer receives regular reports from various operational groups and identifies, measures, aggregates and manages key risk exposures within predetermined tolerance levels across the entire organization. The Chief Risk Officer also reviews, with the enterprise risk management committee, our general policies and procedures to ensure that effective systems of risk controls are maintained. The enterprise risk management committee also reviews and approves our annual Own Risk and Solvency Assessment (ORSA) report. Additionally, the Chief Risk Officer develops a process to ensure we optimize capital allocation and have sufficient capital to withstand stressed economic conditions. In fulfilling his risk management responsibilities, the Chief Risk Officer works closely with members of senior management, including the Chief Financial Officer, General Counsel, Chief Operating Officer and Treasurer and our Internal Audit department.

On behalf of the board of directors, the Audit Committee plays a key role in the oversight of our enterprise risk management function. In that regard, in 2016, the Audit Committee received regular updates at each of their regularly scheduled meetings with respect to the risks facing us, highlighting any new risks that may have arisen since they last met.

Leadership Structure

Effective May 9, 2016, we have separate individuals serving in the positions of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full board. The Board believes that the decision to combine or separate the roles of chairman and chief executive officer is dependent in large part on the strengths and personalities of the individuals involved, current business conditions and the industry in which the Company operates. The current structure is appropriate to our business because it reflects the industry experience and vision brought to the Board of Directors by our Chairman, Mr. Zyskind, and the day-to-day management by our Chief Executive Officer, Mr. Karfunkel. The Board’s role in risk oversight does not have any effect on the Board’s leadership structure. The Board of Directors has not designated a lead director and receives strong leadership from all of its members. The Board of Directors believes that this open structure, as compared to having a lead director, facilitates a greater sense of responsibility among each director and facilitates active and effective oversight by the Board of Directors.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of NASDAQ. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website (www.nationalgeneral.com) and is available in print to any shareholder who requests a copy. We will disclose any amendments or waivers to the Code of Business Conduct and Ethics on our website.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at National General Holdings Corp., c/o Corporate Secretary, 59 Maiden Lane, 38th Floor, New York, New York 10038. Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at the same address. The Corporate Secretary delivers all such communications to the addressee(s) set forth in the communication.

COMPENSATION OF DIRECTORS

Our Compensation Committee annually reviews our board compensation structure with a view to maintaining director compensation at customary levels for a public company of our size. Based upon such information, the Compensation Committee periodically makes recommendations to the Board with respect to directors’ compensation.

In 2016, due to the Company’s growth and the continued increase in Board responsibilities, upon the recommendation of the Compensation Committee, the board approved an increase in independent board member compensation and adopted the independent director fee schedule set forth in the following table effective July 1, 2016.

Annual Retainer (payable in quarterly increments)	$80,000
Equity Award (subject to 1-year vesting schedule)	1,500 restricted stock units
Audit Committee Chair Supplemental Annual Retainer	$20,000
Audit Committee Member Supplemental Annual Retainer	$10,000
Compensation Committee Member Supplemental Annual Retainer	$10,000
Nominating and Corporation Governance Members Supplemental Annual Retainer	$5,000

Prior to the increase in board member compensation in July 2016, each independent director was paid an annual retainer of $60,000 and the chairperson of the Audit Committee was paid a supplemental annual retainer of $10,000 for his or her service. All board fees are paid pro rata in quarterly installments.

On August 3, 2016, each of our non-employee directors that were serving on that date (other than our non-independent directors) received a grant of 1,500 restricted stock units under our 2013 Plan subject to a one-year vesting schedule, with full vesting on the first anniversary of the grant date. Vested restricted stock units are automatically converted to common stock on a one-for-one basis on the vesting date. All unvested restricted stock units are forfeited if the director resigns or is terminated from his or her position before the stock award has become vested.

The following table sets forth compensation earned by our directors (other than Barry Karfunkel, Robert Karfunkel, Barry Zyskind, and Michael Karfunkel, who did not receive any compensation for serving on our board of directors) during the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash(1)	Stock Unit Awards(2)	Total
Donald DeCarlo	$86,250	$32,145	$118,395
Patrick Fallon	90,000	32,145	122,145
John Marshaleck(3)	50,000	—	50,000
Barbara Paris, M.D.	82,500	32,145	114,645
Ephraim Brecher(4)	67,500	32,145	99,645

(1)	Effective July 1, 2016, the board increased the annual retainer for independent directors from $60,000 to $80,000 and the annual supplemental retainer for the chair of the audit committee from $10,000 to $20,000. Also effective July 1, 2016, the board approved the payment of a supplemental annual retainer of $10,000 for members of each of the audit and compensation committee, and a supplemental annual retainer of $5,000 for members of the nominating and corporate governance committee. For the avoidance of doubt, the supplemental annual retainers for committee membership are payable only to our independent directors.
(2)	Reflects the grant date fair value of the restricted stock unit grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) as discussed in Note 24 to our audited financial statements for the year ended December 31, 2016. The grant date fair value of these awards is equal to the closing price of our common stock on the day prior to the date of grant ($21.43) multiplied by the number of restricted stock units awarded to each director. As of December 31, 2016, each of Messrs. DeCarlo and Fallon and Dr. Paris had 1,500 unvested restricted stock units. Concurrent with Mr. Brecher’s resignation on September 9, 2016, the restricted stock unit grant awarded to him on August 3, 2016 was forfeited. In addition, as of December 31, 2016, each of Messrs. DeCarlo and Fallon and Dr. Paris had 10,000 fully vested and exercisable option awards.
(3)	Effective September 9, 2016, Mr. Marshaleck was elected to serve as a director to fill a vacancy on the board and was appointed as chair of the audit committee.
(4)	Effective September 9, 2016, Mr. Brecher resigned from his position as a director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each person or group known by us to own more than 5% of our common stock. Ownership percentages in this table and the following table are based on 106,502,250 shares of common stock outstanding as of March 24, 2017. All of the greater than 5% owners have sole voting and investment power over the shares of common stock listed, except as otherwise provided below.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Leah Karfunkel	44,594,570	(1)	41.9%
59 Maiden Lane, 38th Floor New York, New York 10038

AmTrust Financial Services, Inc.(2)	12,295,430		11.5%
59 Maiden Lane, 43rd Floor New York, New York 10038

(1)	These shares of common stock are held by the Leah Karfunkel 2016-NG GRAT (the “GRAT”) and The Michael Karfunkel Family 2005 Trust (the “Family Trust” and together with the GRAT, the “Trusts”), of which Leah Karfunkel is trustee. ACP Re Holdings, LLC, a Delaware LLC owned 99.9% by the Family Trust, holds 8,250,000 of the shares of Common Stock and Mrs. Karfunkel has sole voting and investment power over the shares held by ACP Re Holdings, LLC. Mrs. Karfunkel is the wife of the Company’s deceased founder Michael Karfunkel. Barry Zyskind, our Chairman, is co-trustee of the Family Trust, but has no beneficial ownership over any shares of our Common Stock held by the Family Trust.
(2)	Shares of the Company’s common stock are held by certain direct or indirect subsidiaries of AmTrust.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by each director, each nominee for director, each person named in the Summary Compensation Table under “Executive Compensation,” and of all our directors, nominees and executive officers as a group as of March 24, 2017. For purposes of the table below, derivative securities that are currently exercisable or exercisable within 60 days of March 24, 2017 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)		Percent of Class
Barry Karfunkel	1,020,529	(2)	*
Robert Karfunkel	1,020,555	(3)	*
Michael Weiner	614,034		*
Jeffrey Weissmann	326,856		*
Peter Rendall	58,545		*
Barry Zyskind	320,000	(4)	*
Donald DeCarlo	11,000		*
Patrick Fallon	11,000		*
Barbara Paris, M.D	11,000		*
John Marshaleck	—		*

All executive officers and directors as a group (12 persons)	3,648,649		3.43%

*	Less than one percent.
(1)	Includes shares the individuals have the right to acquire upon the exercise of options: Mr. B. Karfunkel – 697,034; Mr. R. Karfunkel – 697,034; Mr. Weiner – 610,151; Mr. Weissmann – 308,487; Mr. Rendall – 37,176; Mr. DeCarlo –10,000; Mr. Fallon – 10,000; and Dr. Paris – 10,000; all executive officers and directors as a group – 2,622,349 shares.
(2)	Includes 320,000 shares of common stock held by the Barry S. Karfunkel 2016 GST Trust (“BK Trust”), of which Mr. B. Karfunkel’s spouse is the trustee.
(3)	Includes 320,000 shares of common stock held by the Robert M. Karfunkel 2016 GST Trust (“RK Trust”), of which Mr. R. Karfunkel’s spouse is the trustee.
(4)	Includes 320,000 shares of common stock held by Mr. Zyskind’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, all Section 16(a) filing requirements applicable to the directors, officers and greater than 10% shareholders were complied with by such persons except for a late Form 4 filing on behalf of Mr. Rendall with respect to one transaction filed on September 13, 2016 and a late Form 4 filing on behalf of Mr. Bolar with respect to two transactions filed on February 7, 2017.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal is to ratify the selection of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for fiscal year 2017. Our independent registered public accounting firm for the year ended December 31, 2016 was BDO USA, LLP (“BDO”). On March 23, 2017, the Audit Committee approved the appointment of E&Y as the Company’s independent registered public accounting firm commencing with the quarter ending March 31, 2017 and for the fiscal year ending December 31, 2017. In connection with the selection of E&Y, the Audit Committee decided not to renew the engagement of BDO as the Company’s independent registered public accounting firm on March 23, 2017.

Although not required by our bylaws or otherwise, the board of directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain E&Y, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders.

A representative of E&Y will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST  & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act.

Our Audit Committee reviewed and discussed with BDO, our independent public accounting firm for the fiscal year ended December 31, 2016, the following fees for services rendered for the 2016 and 2015 fiscal years and considered the compatibility of non-audit services with BDO’s independence.

For fiscal years 2016 and 2015, BDO was the Company’s independent registered accounting firm. The following table presents the aggregate fees billed or expected to be billed for professional services rendered to us by BDO and BDO International member firms, our independent registered public accounting firm for fiscal years 2016 and 2015, related to fiscal years 2016 and 2015. Other than as set forth below, no professional services were rendered or fees billed by BDO or its international member firms during 2016 and 2015.

BDO USA, LLP	2016	2015
Audit Fees (1)	$6,967,165	$2,344,205
Audit-Related Fees (2)	200,095	79,318
Tax Fees	—	—
All Other Fees	—	—

Total	$7,167,260	$2,423,523

(1)	Audit fees, including out-of-pocket expenses, relate to professional services rendered for the fiscal years ended December 31, 2016 and 2015 including: (i) the integrated audit of our annual financial statements and internal controls over financial reporting, (ii) the reviews of our quarterly consolidated financial statements included in our Form 10-Q quarterly reports, and (iii) the issuance of comfort letters.
(2)	Audit-related fees, including out-of-pocket expenses, for the fiscal year ended December 31, 2016 relate to the performance of audits and attest services including work related to employee benefit plan audits and examination of service organization controls. Audit-related fees, including out-of-pocket expenses, for the fiscal year ended December 31, 2015 relate to the performance of audits and attest services including work related to employee benefit plan audits and agreed-upon-procedures reports.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. In addition, from time to time, we may want the independent auditors to perform additional permitted services that the Audit Committee must pre-approve before the independent auditors can proceed with providing such services. In doing this, the Audit Committee has established a procedure whereby a partner of our independent auditor, in conjunction with our Chief Financial Officer, will contact the Audit Committee Chairperson and obtain pre-approval (verbally or via email) for such services, to be followed (where appropriate) by a written engagement letter confirming such arrangements, signed by both our Chief Financial Officer and Audit Committee Chairperson. In addition, all audit and permissible non-audit services in excess of 5% over the pre-approved cost level must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Change in Accountants

On March 23, 2017, our Audit Committee engaged E&Y to serve as our principal independent accountant for the fiscal year ending December 31, 2017, effective immediately.

During the two fiscal years ended December 31, 2015 and December 31, 2016 and the subsequent interim period through March 23, 2017, (i) we did not consult with E&Y as to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements in any case where a written report or oral advice was provided to us that E&Y concluded was an important factor considered by us in reaching a decision as to such accounting, auditing or financial reporting issue; and (ii) we did not consult E&Y on any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

As previously disclosed in a Current Report on Form 8-K filed with the SEC on March 24, 2017, on March 23, 2017, we dismissed BDO as our independent public accounting firm.

BDO’s audit reports on the Company’s consolidated financial statements for the years ended December 31, 2016 and December 31, 2015, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that BDO issued an adverse audit report on the effectiveness of the Company’s Internal Control Over Financial Reporting in its Report of Independent Registered Public Accounting Firm as of December 31, 2015 due to a material weakness in our internal control over financial reporting as of December 31, 2015 as disclosed in Amendment No. 1 to the Company’s Form 10-K for the year ended December 31, 2015 on Form 10-K/A filed on March 16, 2017. The material weakness that existed as of December 31, 2015 has been remediated through the enhancement of documentation around management’s review procedures by the development and implementation of additional documentation processes with enhanced precision and formalized review procedures.

During the two fiscal years ended December 31, 2015 and December 31, 2016 and for the period from January 1, 2017 to March 23, 2017, there were no (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements for such years, or (2) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, compensation, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services that may be performed by our independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, and monitoring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and NASDAQ for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets the NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Marshaleck is an “Audit Committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and also meets the NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, which can be found on the Investor Relations section of our website (www.nationalgeneral.com).

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors to discuss results of their examinations and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Accounting Oversight Board (the “PCAOB”). In addition, we received the written disclosures and the letter from the independent auditors pursuant to applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraphs, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

March 22, 2017	John Marshaleck (Chairman)
Patrick Fallon
Barbara Paris

Equity Compensation Plan Information

The table below shows information regarding awards outstanding and shares of common stock available for issuance as of December 31, 2016 under our 2010 Plan and 2013 Plan.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	4,151,642	$9.29	1,458,772
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	4,151,642	$9.29	1,458,772

(1)	Includes restricted stock unit awards that, upon vesting, provide the holder with the right to receive common shares on a one-to-one basis.
(2)	Only applies to outstanding options, as restricted stock units do not have exercise prices.

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Barry Karfunkel	36	Chief Executive Officer, President and Director
Michael Weiner	45	Executive Vice President, Chief Financial Officer
Robert Karfunkel	32	Executive Vice President, Chief Marketing Officer and Director
Peter Rendall	44	Executive Vice President, Chief Operating Officer and Treasurer
Jeffrey Weissmann	39	Executive Vice President, General Counsel and Secretary
Donald Bolar	55	Senior Vice President and Chief Accounting Officer
Thomas Newgarden	49	Executive Vice President, Chief Product and Analytics Officer

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Barry Karfunkel and Robert Karfunkel, whose backgrounds are described above under “Proposal 1 - Election of Directors.”

Michael Weiner joined the Company in 2010 as chief financial officer. Mr. Weiner also serves as an officer and director of many of our subsidiaries. From 2009 to 2010, Mr. Weiner was the global chief financial officer of Ally Financial’s GMAC Insurance unit. From 2008 to 2009, Mr. Weiner was at Cerberus Operations and Advisory Company as a member of the financial services team. Prior to his tenure at Cerberus, Mr. Weiner held a number of financial management positions with Citigroup. He joined Citigroup from KPMG LLP, and began his career at Bankers Trust Company.

Peter Rendall currently serves as chief operating officer and treasurer of the Company. Mr. Rendall has served as treasurer since 2011 and chief operating officer since 2015. He joined the Company in 2010 as finance manager. Prior to that, Mr. Rendall held various financial and managerial positions at GMAC Insurance Group with respect to personal lines business since August 2002.

Jeffrey Weissmann, general counsel and secretary, joined the Company in 2011. Mr. Weissmann also serves as an officer and director of many of our subsidiaries. Prior to joining the Company, from 2003 to 2011 Mr. Weissmann practiced law at Cadwalader, Wickersham & Taft, LLP in the securities, mergers & acquisitions and corporate governance areas.

Donald Bolar has served as chief accounting officer since 2010 and also served as vice president and treasurer from 2010 until August 2011. From 1998 until 2010, Mr. Bolar served as vice president and treasurer of GMAC Insurance – Personal Lines. Prior to 1998, Mr. Bolar was with Motors Insurance Corporation and worked in various positions in accounting and financial planning.

Thomas Newgarden joined the Company in 2010 as senior vice president for the north region and has been chief product and analytics officer since 2012 and president of National General Preferred since 2014. Mr. Newgarden has over 20 years of insurance industry experience in various actuarial, product and analytic capacities on a diverse array of opportunities within the personal lines market. From 2009 to 2010, he was chief underwriting officer for Plymouth Rock Assurance and from 2008 to 2009, he served as senior vice president, personal lines at Safeco Insurance Company with responsibility for Safeco’s personal lines portfolio. From 2002 to 2008, he was a senior vice president & chief underwriting officer helping build AIG’s Private Client Group. From 1995 to 2002, he served as actuarial director for Response Insurance Company. Mr. Newgarden started his insurance career as an actuarial pricing analyst at ISO in 1989.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

February 24, 2017	Barry Zyskind (Chairman)
Donald DeCarlo
Patrick Fallon

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes compensation awarded to, earned by or paid to our named executive officers with respect to 2016. Our named executive officers for 2016 are: (i) Barry Karfunkel (Chief Executive Officer and President); (ii) Michael Weiner (Chief Financial Officer); (iii) Robert Karfunkel (Executive Vice President – Strategy & Development); (iv) Peter Rendall (Chief Operating Officer and Treasurer); (v) Jeffrey Weissmann (General Counsel & Secretary) and (vi) Michael Karfunkel (Chief Executive Officer prior to his passing in April of 2016).

Overview and Changes to Our Executive Compensation Program

The Company commenced operations as a privately-held insurance company in 2010, and became a publicly-traded company in 2014. In the past few years, we have experienced significant growth in size and complexity, including increasing our gross written premium from approximately $1.3 billion in 2013 to $2.6 billion in 2015 and approximately $3.5 million of managed premium as of 2016, more than tripling our number of employees in that same timeframe, adding additional lines and locations throughout the US and in a number of foreign countries, and becoming subject to additional regulatory regimes.

Since its inception, the Company’s executive compensation program has been reflective of an early-stage company, with below market compensation levels. However, in light of the Company’s growth over the past few years, the Compensation Committee has determined that the Company’s executive compensation program must evolve along with our growth so that we can continue to attract and retain skilled executives to drive the Company’s strategic plan and lead to greater long-term shareholder value. To that end, in 2016, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to assist with the formulation of a new compensation philosophy, a peer group and a more competitive, performance-based executive compensation program for the Company’s senior management team. Upon review of Meridian’s assessment of competitive pay levels, pay practices and market trends, the Compensation Committee determined that it would work with management and Meridian to overhaul the Company’s executive compensation program over a multi-year period.

With that goal in mind, the Compensation Committee, after considering evolving compensation practices, competitive pay levels, the economic environment, the Company’s financial and operational performance and the Company’s business strategy, determined to implement certain changes to the Company’s executive compensation program in 2016 and 2017, including:

•	implementation of a new compensation philosophy;

•	2016 base salary and target bonus adjustments for our named executive officers; and

•	implementation of a new 2017 annual incentive plan, based on objective financial metrics to measure performance and payouts.

These changes, as well as the other material elements of our executive compensation program, are more fully described below. In addition, the Compensation Committee is committed to continue enhancing the performance-based components of the Company’s executive compensation program over time.

At our 2014 Annual Meeting of Shareholders, we held our first shareholder advisory vote on the compensation of our named executive officers, referred to as a “say on pay” vote. In that vote, shareholders approved the compensation of our named executive officers, with approximately 99% of the shares voted being voted in favor of our executive compensation program, and our shareholders also expressed their preference, in an advisory vote, that we hold say on pay votes on a triennial basis. Despite the strong level of shareholder support from the 2014 say on pay vote, the Compensation Committee is committed to engaging in an ongoing dialogue with the Company’s shareholders to ensure that their concerns are understood and fully considered by the Compensation Committee as it continues to review and refine the Company’s executive compensation program over time.

Compensation Philosophy and Objectives

Our approach to compensation is based upon a pay-for-performance philosophy. Our executive compensation program is designed to attract, retain and motivate executives with the skills necessary to achieve our business objectives, to reward those individuals for individual performance and to align their compensation with our Company’s performance. The Company seeks to establish and maintain a performance-driven culture that delivers exceptional value to its shareholders, and to reward individuals who fit that culture and reflect the Company’s core values. As our executive compensation program continues to evolve over time, the Compensation Committee is committed to providing performance-based rewards that are tied to the execution of our business strategy, as measured by operating and financial metrics, execution of management initiatives and shareholder value creation. The Company’s executive compensation program is intended to be competitive with the programs of other employers in the industry with whom we compete for talent.

Our Compensation Process

Compensation Committee. Our Compensation Committee, composed of a majority of independent directors, is responsible for making all executive compensation determinations with respect to our named executive officers. The Compensation Committee, working with our senior management and Meridian, develops and implements the Company’s executive compensation program and policies.

The Compensation Committee conducts its annual review of executive performance and compensation in the first quarter of each year. At that time, the Compensation Committee makes incentive compensation decisions based on prior year performance, makes prospective adjustments, if any, to base salaries and target bonuses for the then-current year, and grants equity-based awards with multi-year vesting terms. This process includes a review of the performance of the Company and of each named executive officer against pre-established goals, the executive’s duties, responsibilities and experience, his or her personal contribution to the Company’s success, and a comparison of each named executive officer’s compensation to market data for executives in similar positions at peer companies of the Company.

The Compensation Committee may also make compensation adjustments during the course of the year if circumstances are appropriate, such as when an individual is promoted or takes on additional responsibilities. Equity-based awards may also be made to individuals at any time during the year, as the Compensation Committee deems appropriate.

Mr. Barry Zyskind abstains from participation in any compensation decisions relating to any family members.

We believe that the compensation levels for our named executive officers are competitive and do not encourage them to take unnecessary or excessive risks.

Management. On an annual basis, our CEO presents performance assessments to the Compensation Committee with respect to each member of the Company’s senior management team, excluding himself, including recommendations for compensation decisions for prior year performance as well as prospective adjustments to compensation targets going forward.

Compensation Consultant. As referenced above, the Compensation Committee has engaged Meridian to serve as its independent compensation consultant. Meridian has been engaged to provide, among other things, competitive benchmarking assessments of the executive compensation program, peer group analysis and selection, pay program analytics, advice on short- and long-term incentive plan design and appropriate performance measures, and any other executive compensation and governance matters for which the Compensation Committee requests assistance from time to time. Meridian advises the Compensation Committee directly, but it also works closely with management to ensure a collaborative process in implementation of an effective executive compensation program.

Peer Group. One of Meridian’s 2016 initiatives was to assist the Compensation Committee with the selection of an appropriate group of peer companies for the purpose of comparing our executive compensation program with market practices and in order to inform the Compensation Committee’s decisions regarding its executive compensation program. As an initial step before setting compensation levels, the Compensation Committee assesses the peer group median with respect to each executive and targets a competitive compensation range for such executive based on the median. However, the Compensation Committee does not ultimately target or benchmark compensation to any particular percentile of compensation paid by other companies, but rather considers comparator compensation as just one factor in making its compensation decisions. Other factors include Company performance and the individual’s contribution, experience and potential. After taking all these factors into account, the Compensation Committee exercises its judgment in making compensation decisions. We believe this approach gives the Company the flexibility to make compensation decisions based upon all relevant facts and circumstances.

The Company’s peer group, as established in 2016, consisted of 17 companies:

Company
Allied World Assurance Company
American National Insurance
Arch Capital Group Ltd.
Argo Group International Holdings, Ltd.
Aspen Insurance Holdings, Ltd.
CNO Financial Group Inc.
Endurance Specialty Holdings, Ltd.
First American Financial Corp
The Hanover Insurance Group, Inc.
Kemper Corp.
Mercury General Corp.
Primerica Inc.
RLI Corp.
Selective Insurance Group, Inc.
Torchmark Corp.
Validus Holdings, Ltd.
White Mountains Insurance Group Ltd.

The Compensation Committee, in consultation with Meridian, used several criteria in the selection of its peer group of companies, including company size (0.5x to 2x the Company’s revenue, market capitalization, operating return on average equity and pre-tax net income), industry competitors, companies with talent overlap, companies with similar organizational structures and business complexity, peers of peers, company life-cycle and geographical considerations, and proxy advisory firm views.

Elements of Compensation

The primary elements of our 2016 executive compensation program are annual base salary, annual cash bonuses and equity incentives. Set forth below is a summary of each component of the 2016 compensation opportunities for our CEO and our other named executive officers.

Base Salary. We use base salary to compensate our employees, including our named executive officers, for performing their day-to-day responsibilities. Upon review of Meridian’s competitive benchmarking assessment of our peers and industry compensation surveys, as well as consideration of other factors, such as level of responsibility, prior experience, breadth of knowledge, the executive’s individual performance, achievements and contributions to the Company, and external pay practices, the Compensation Committee determined to increase the annual base salary, effective January 1, 2016, for each named executive officer to better reflect median market levels, as follows: Barry Karfunkel, $925,000; Michael Weiner, $600,000; Robert Karfunkel, $900,000; Jeffrey Weissmann, $550,000; and Peter Rendall, $500,000.

Incentive Awards. Our annual incentive awards, which include a cash component and an equity component, are designed to motivate our employees, including our named executive officers, to drive various aspects of our business strategy. In consultation with Meridian, the Compensation Committee determined to implement a new performance-based annual incentive program for 2017, as more fully described below. In addition, while the Compensation Committee determined to retain the discretionary design of the annual incentive plan for 2016, the Compensation Committee approved increases in the 2016 target bonus amounts in order to be more competitive and in line with peer practices, as more fully described below.

2017 Annual Incentive Plan. Our 2017 Annual Incentive Plan is designed to reward each named executive officer for his contributions to the Company’s annual performance. The 2017 Annual Incentive Plan uses operating earnings (30% weighting), combined ratio (40% weighting) and operating return on equity (30% weighting) as the performance metrics on which payouts are determined under this plan. These are common metrics used to measure performance in the insurance industry and are indicative of an insurance company’s financial health, and are defined as follows:

Operating Earnings	A non-GAAP financial measure that we believe is a useful indicator of trends in our underlying operations because it provides a more meaningful representation of our earnings power than net income, the comparable GAAP financial measure. For purposes of the annual incentive program, the Compensation Committee calculates operating income as net income attributable to the Company common stockholders excluding after-tax net realized investment gain (loss) on securities, other than temporary impairment losses, foreign exchange gain (loss), equity in earnings or losses of unconsolidated subsidiaries (other than the LSC Entities, described in more detail under the “Certain Relationships and Related Party Transactions” section, and Real Estate investment gains or losses), non-cash amortization of intangible assets, non-cash impairment of goodwill, and acquisition gain, net of tax.

Combined Ratio	The sum of the loss and loss adjustment expense ratio and the operating expense ratio before amortization and impairment

Operating Return on Equity	Calculated by dividing net income by the average of stockholders’ equity.

Annual incentive awards will be paid with a cash component and an equity component, the size of which will depend upon the Company’s level of achievement of the performance measures set forth above. Each performance measure will have its own threshold, target and maximum performance levels, which will correspond to payout levels. The cash portion of the incentive award is designed to motivate our named executive officers to drive various aspects of our business strategy. The equity portion of the incentive award, which is granted under the 2013 Plan, is designed to reward named executive officers for their performance, to closely align their interests to those of our shareholders and to provide an additional incentive to promote our success and to remain in our service. Under the 2013 Plan, stock options, performance shares, restricted stock and restricted stock unit awards may be granted to our employees, officers and directors. All of our full-time employees are eligible to participate in the 2013 Plan at the discretion of our Compensation Committee, which oversees the administration of the 2013 Plan.

2016 Annual Incentive Plan.

All of our named executive officers were eligible for a discretionary annual incentive award for 2016. Upon review of Meridian’s competitive benchmarking assessment of our peers and industry compensation surveys, as well as consideration of other factors, such as level of responsibility, prior experience, breadth of knowledge, the executive’s individual performance, achievements and contributions to the Company, prior equity awards, and external pay practices, the Compensation Committee determined to increase the 2016 target annual incentive amounts for each named executive officer to be in a competitive range with the Company’s peers. For 2016, the named executive officers’ target cash incentive awards were as follows: Barry Karfunkel, $1,156,000; Michael Weiner, $600,000; Robert Karfunkel, $900,000; Peter Rendall, $450,000; and Jeffrey Weissmann, $495,000. For 2016, the named executive officers’ target equity incentive awards were as follows: Barry Karfunkel, $1,900,000; Michael Weiner, $750,000; Robert Karfunkel, $1,250,000; Jeffrey Weissmann, $650,000; and Peter Rendall, $500,000.

While the 2016 Annual Incentive Plan was a discretionary plan, the Committee approved the actual cash and equity incentive awards for each named executive officer for 2016 following careful consideration of (i) the Company’s 2016 performance under the principles and performance metrics utilized under the 2017 Annual Incentive Plan, and (ii) the contributions of each named executive officer during a challenging year, marked by an abrupt leadership transition following the death of Michael Karfunkel, the then-current Chief Executive Officer of the Company. Consistent with past practice, the Committee granted the equity awards as time-based restricted stock units under the 2013 Plan, vesting ratably over three years.

The Committee approved the following cash incentive awards in the first quarter of 2017, based on its discretionary assessment of 2016 performance: Barry Karfunkel, $983,051; Michael Weiner, $570,029; Robert Karfunkel, $855,036; Jeffrey Weissmann, $470,013; and Peter Rendall, $428,006. The Committee approved the following equity incentive awards in the first quarter of 2017, based on its discretionary assessment of 2016 performance: Barry Karfunkel,

$1,614,949; Michael Weiner, $712,971; Robert Karfunkel, $1,187,964; Jeffrey Weissmann, $617,987; and Peter Rendall, $474,994.

Other Benefits and Perquisites. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and our 401(k) savings plan (with a company contribution equal to up to six percent of salary, subject to certain limitations), in each case on the same basis as our other employees, subject to applicable law. Limited perquisites are provided to the named executive officers, including a company car for each of Messrs. B. Karfunkel and R. Karfunkel, and, prior to his death, Mr. M. Karfunkel.

Employment Agreements

We have entered into an employment agreement with Mr. Weiner, which establishes his base salary level and certain bonus opportunity amounts or targets and includes termination payments in certain circumstances. None of our other named executive officers has an employment agreement. See “Employment Agreements with Executive Officers.”

Tax and Accounting Considerations

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), annual compensation in excess of $1,000,000 paid to certain executive officers of a publicly held corporation will not be deductible unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Although our Compensation Committee considers the impact of Section 162(m) in structuring our compensation plans and programs, the Compensation Committee may approve awards which would not qualify as performance-based compensation under Section 162(m), such as discretionary cash bonuses. We expect our Compensation Committee to reserve the flexibility and authority to make decisions that are in the best interest of our Company, even if those decisions do not result in full deductibility of executive compensation under Section 162(m) or otherwise.

In February 2017, the Compensation Committee formed a subcommittee of outside directors who are authorized to approve incentive compensation arrangements that may be intended to qualify as performance-based compensation for purposes of Section 162(m). The subcommittee is comprised of Messrs. DeCarlo and Fallon.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2016

The following table sets forth information with respect to the annual and long-term compensation earned in fiscal years 2016, 2015 and 2014 by our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Barry Karfunkel(5)	2016	$925,000	$983,051	$1,614,949	$—	$270	$3,523,270
Chief Executive Officer and	2015	750,000	210,030	139,970	—	270	1,100,240
President	2014	750,000	149,945	100,055	—	240	1,000,240

Michael Weiner	2016	600,000	570,029	712,971	—	8,400	1,891,400
Executive Vice President,	2015	450,000	300,000	200,000	—	8,250	958,250
Chief Financial Officer	2014	425,000	269,945	180,055	—	8,100	883,100

Robert Karfunkel	2016	900,000	855,036	1,187,964	—	206	2,943,206
Executive Vice President,	2015	750,000	210,030	139,970	—	240	1,100,240
Chief Marketing Officer	2014	750,000	149,945	100,055	—	240	1,000,240

Jeffrey Weissmann
Executive Vice President, General Counsel & Secretary	2016	550,000	470,013	617,987	—	8,220	1,646,220

Peter Rendall	2016	500,000	428,006	474,994	—	8,250	1,411,250
Executive Vice President, Chief Operating Officer and Treasurer	2015	350,000	240,000	846,700	—	8,250	1,444,950

Michael Karfunkel(6)	2016	537,741	—	—	—	727	538,468
former Chairman and	2015	1,153,846	—	—	—	14,089	1,167,935
Chief Executive Officer	2014	750,000	—	—	—	10,418	760,418

(1)	The base salary of each of our Named Executive Officers was increased for 2016.
(2)	Represents discretionary cash bonuses based on the Compensation Committee’s assessment of prior year performance.
(3)	Represents the aggregate grant date fair value of awards of restricted stock units computed in accordance with ASC 718. The grant date fair value of the awards granted based on the Compensation Committee’s assessment of 2016 performance is equal to $24.62, which is the closing price at which our common stock traded on February 27, 2017, multiplied by the number of restricted stock units awarded to each named executive officer. The grant date fair value of the 2015 awards is equal to $19.99, which is the closing price at which our common stock traded on February 25, 2016, multiplied by the number of restricted stock units awarded to each named executive officer. With respect to Mr. Rendall’s stock awards, the amount reported in this column for 2015 also includes 30,000 restricted stock units granted on August 3, 2015, the grant date fair value of which is equal to $22.89, which is the price at which our common stock traded on July 31, 2015, multiplied by the number of restricted stock units awarded to Mr. Rendall. The grant date fair value of the 2014 awards is equal to $18.57, which is the closing price at which our common stock traded on February 26, 2015, multiplied by the number of restricted stock units awarded to each named executive officer.
(4)	For all named executive officers, includes imputed income for personal life insurance. For Mr. M. Karfunkel, includes amounts attributable to personal use of a company-provided automobile for 2014 and 2015. For each of Messrs. Weiner, Weissmann and Rendall, includes company contributions to the 401(k) plan for 2016 of $7,950.
(5)	Mr. B. Karfunkel was appointed as Chief Executive Officer on April 27, 2016, subsequent to the passing of Mr. M. Karfunkel.
(6)	On April 27, 2016, Mr. M. Karfunkel, our former Chairman and Chief Executive Officer, passed away.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers with respect to the fiscal year ended December 31, 2016.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Barry Karfunkel	2/28/2017	2/24/2017	65,597	$1,614,949
Michael Weiner	2/28/2017	2/24/2017	28,960	712,971
Robert Karfunkel	2/28/2017	2/24/2017	48,253	1,187,964
Jeffrey Weissmann	2/28/2017	2/24/2017	25,101	617,987
Peter Rendall	2/28/2017	2/24/2017	19,293	474,994

(1)	The restricted stock units granted on February 28, 2017 vest ratably over three years until fully vested on February 28, 2020.
(2)	This amount reflects the grant date fair value in accordance with FASB ASC 718. The grant date fair value of the awards granted with respect to 2016 is equal to $24.62, which is the price at which our common stock closed on February 27, 2017, multiplied by the number of shares of restricted stock units awarded to each named executive officer.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards at December 31, 2016 of our named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(4)
Barry Karfunkel	650,565	92,935	$10.50	6/6/2023	10,594	(2)	$264,744
Michael Weiner	122,228	—	$3.67	6/29/2020	16,469	(2)	411,560
	455,395	65,055	$10.50	6/6/2023
Robert Karfunkel	650,565	92,935	$10.50	6/6/2023	10,594	(2)	264,744
Jeffrey Weissmann	97,784	36,444	$6.53	1/27/2022	9,595	(2)	239,779
	162,642	23,233	$10.50	6/6/2023
Peter Rendall	27,882	18,585	$10.50	6/6/2023	31,597	(3)	789,609

(1)	Each of the named executive officer’s options expiring in 2023 were granted on June 6, 2013 and vest ratably over four years, provided that 25% of the options vested on the first anniversary of the grant date and 6 1/4% of the options vest quarterly thereafter until the fourth anniversary of the grant date. Mr. Weissmann’s options expiring in 2022, were granted on January 27, 2012 and vest ratably annually over five years until fully vested on January 27, 2017.
(2)	The restricted stock units granted on February 27, 2015 and February 26, 2016 vest ratably over three years until fully vested on February 27, 2018 and February 26, 2019, respectively.
(3)	For Mr. Rendall, 5,388 restricted stock units granted on February 27, 2015 vest ratably over three years until fully vested on February 27, 2018, and 30,000 restricted stock units granted on August 3, 2015 vest ratably over three years until fully vested on August 3, 2018.
(4)	Amount is based on the closing price of our common stock of $24.99 on December 30, 2016 in accordance with applicable SEC rules.

Employment Agreements with Executive Officers

Employment Agreement with Michael Weiner

Pursuant to Mr. Weiner’s employment agreement, which was effective as of January 1, 2013, Mr. Weiner serves as chief financial officer of our subsidiary, National General Management Corp. (“Management Corp.”). Mr. Weiner’s employment agreement was renewed on January 1, 2017 and is in effect until January 1, 2019. The employment agreement automatically renews for additional two year periods unless 120 days’ notice of intention not to renew the employment agreement is given by us or Mr. Weiner. Mr. Weiner is eligible to receive a discretionary annual bonus with a target range from 50% to 150% of his base salary, as determined based on his performance during such year and the recommendation of the chairman and chief executive officer. The annual bonus is subject to an annual minimum of 50% of Mr. Weiner’s 2012 bonus and a cap equal to three times his base salary as of the end of the fiscal year.

Under his employment agreement, we are able to terminate Mr. Weiner at any time for “cause” as defined in the agreement and, upon such an event, we will have no further compensation or benefit obligations after the date of termination other than the payment of earned but unpaid base salary, earned but unused vacation and any unreimbursed expenses incurred as of the date of termination.

In the event of disability, we may terminate Mr. Weiner’s employment upon written notice and in the event of his death, Mr. Weiner’s employment will terminate, and in either case, Mr. Weiner (or his heirs) will be entitled to receive any earned but unpaid base salary, earned but unused vacation and any unreimbursed expenses incurred as of the date of termination.

In the event that we terminate Mr. Weiner without “cause” or he terminates his employment for “good reason,” as defined in his employment agreement, we will be required to pay Mr. Weiner severance (in accordance with normal payroll practices) at a per annum rate equal to the base salary in effect at the time of such termination for a period of 12 months following such termination, subject to receipt of an executed release of all claims and such release becoming effective under applicable law. Notwithstanding the foregoing, the obligation to pay full severance will terminate upon the parties’ mutual agreement to waive enforcement of the non-compete provision or upon Mr. Weiner’s commencement of new or alternative employment (including consulting arrangements), and the remaining severance obligation will be reduced by the base salary received from such new or alternative employment or consulting arrangement.

Mr. Weiner has agreed to keep confidential all information regarding Management Corp. and its affiliates (including the Company) that he receives during the term of his employment and thereafter. Mr. Weiner has also agreed that upon termination of employment he will not compete with us for a period of one year following the date of termination and will not solicit any of our customers, producers or employees for two years after termination.

In the event of a termination on account of a “Non-Compete Event,” as defined in the agreement, Mr. Weiner will not receive any severance, and the non-compete provision set forth in the employment agreement will not apply unless Management Corp. agrees to pay Mr. Weiner his base salary for the term of the non-compete period. In the event that Management Corp. does not renew Mr. Weiner’s employment agreement and Mr. Weiner’s employment is terminated more than 30 days after receiving notice of such non-renewal, Mr. Weiner will not receive any severance, and the non-compete provision set forth in the employment agreement will not apply unless Management Corp. agrees to pay Mr. Weiner his base salary for the term of the non-compete period. Mr. Weiner will also be entitled to receive any earned but unpaid base salary and any unreimbursed expenses incurred as of the date of termination.

Other Named Executive Officers

We are not currently a party to an employment agreement with any of Messrs. B. Karfunkel, R. Karfunkel, Rendall or Weissmann.

Termination Payments Upon Termination or Change-in-Control.

The table below sets forth the potential payments to our named executive officers in the event of a change of control as well as under various termination scenarios. The potential payments assume that the termination event occurred on the last day of our fiscal year (December 31, 2016). Our named executive officers are entitled to these payments pursuant to the terms of our 2013 Plan (and employment agreement in the case of Mr. Weiner). We have assumed that the Company will not exercise its discretionary right to cancel for a cash payment outstanding equity awards upon termination of employment. We have also assumed that in the event of an executive’s disability, the Company will not impose the non-competition restrictions on the executive and, as such, will not pay any severance. Messrs. B. Karfunkel, R. Karfunkel, Weissmann and Rendall are not included in the table below because they are not entitled to any of the payments described therein. The Company did not provide any payments or benefits in connection with the death of Mr. Michael Karfunkel in 2016.

Name	Termination Scenario (on 12/31/2016)	Severance	Equity Award Vesting Acceleration(1)	Health Insurance Benefit
Michael Weiner	Without Cause/Good Reason	$600,000	$—	$—
	Retirement	—	—	—
	Death or Disability	—	—	—
	Change of Control	—	—	—

(1)	Since the board of directors has discretion as to whether or not to accelerate the vesting of unvested stock options granted under the 2013 Plan upon a change in control of the Company, the financial effect of such events has not been included in this table.

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Option Exercises and Stock Vested

The following table summarizes the exercise of stock options and the vesting of stock grants during 2016.

	Option Awards		Stock awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Barry Karfunkel	—	$—	1,796	$36,064
Michael Weiner	—	—	3,232	64,899
Robert Karfunkel	—	—	1,796	36,064
Jeffrey Weissmann	48,000	707,340	1,796	36,064
Peter Rendall	37,176	391,463	11,795	248,143

(1)	The value realized on the exercise of options is the number of options exercised multiplied by the excess of the fair market value of the underlying shares on the date of exercise over the exercise price.
(2)	The value realized on the vesting of stock awards is the number of restricted stock units multiplied by the fair market value of stock, which means the closing price of the stock on the day immediately preceding the vesting date.

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our shareholders with an advisory, non-binding vote to approve named executive officer compensation as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

The advisory approval of named executive officer compensation is a non-binding vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory approval of named executive officer compensation is not a vote on our general compensation policies or compensation of our board of directors. The Dodd-Frank Act requires us to hold the advisory vote on named executive officer compensation at least once every three years.

As discussed in our “Compensation Discussion and Analysis,” the objectives of our executive compensation programs are to retain the executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our named executive officers to increase our overall profitability. We believe our overall compensation package, which is largely tied to our overall performance, is successful in achieving those objectives. We believe that the total amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, and aligns with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and longer-term equity-based incentives. We encourage all shareholders to carefully review the information provided in our “Compensation Discussion and Analysis,” compensation tables and related narrative disclosure.

Based on the factors underlying the Board’s recommendation regarding the frequency of future advisory votes approving executive compensation and the vote of shareholders on the matter at our 2014 Annual Meeting of Shareholders, the Company adopted a triennial shareholder advisory vote on executive compensation, and accordingly the next such shareholder advisory vote will occur at our 2020 Annual Meeting of Shareholders.

Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of National General Holdings Corp. approve, on an advisory, non-binding basis, the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the company’s 2017 annual meeting proxy statement.

This advisory vote on named executive officer compensation is not binding on our board of directors. However, the board of directors and the Compensation Committee value the views of the shareholders on these important matters and will consider the result of the vote when determining future executive compensation arrangements.

Affirmative vote of the majority of the shares present in person or by proxy and entitled to vote is needed to approve this proposal at the meeting. The board of directors unanimously recommends a vote FOR adoption of the resolution approving the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the company’s 2017 annual meeting proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, since the beginning of fiscal year 2016, no director, director nominee, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, director nominee, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds $120,000.

Our Audit Committee charter requires that all related party transactions be approved by our Audit Committee. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provide updates during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any transactions during the year, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include termination, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of National General Holdings Corp. and our shareholders, as is determined in good faith in accordance with its business judgment. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee.

The significant shareholder of the Company has an ownership interest in each of AmTrust, Maiden Holdings, Ltd. (“Maiden”) and ACP Re, Ltd (“ACP Re”). The Company provides services to and receives services from, or otherwise has additional relationships with, these related entities, as described below.

Asset Management Agreement

Effective March 1, 2010, we entered into an asset management agreement with AII Insurance Management Limited (“AIIM”), an AmTrust subsidiary, pursuant to which AIIM has agreed to provide investment management services to our subsidiaries. Pursuant to the asset management agreement, AIIM provides investment management services for a quarterly fee equal to 5 basis points if the average value of the account is less than $1.0 billion for the preceding calendar quarter and 3.75 basis points if the average value of the account is greater than $1.0 billion for the preceding calendar quarter. The asset management agreement had an initial term of one year and is automatically renewable for additional one-year terms unless either party elects not to renew the agreement. The agreement may be terminated upon 30 days’ written notice by either party. For the year ended December 31, 2016, we paid asset management fees to AIIM of approximately $3.4 million.

Master Services Agreement

AmTrust provides us and our affiliates with information technology development services in connection with the development and licensing of our policy administration system at a cost that is currently 1.25% of our and our affiliates’ gross premium written through the system plus AmTrust’s costs for development and support services. In addition, AmTrust provides us and our affiliates with printing and mailing services at a per piece cost for policy and policy related materials, such as invoices, quotes, notices and endorsements, associated with the policies processed for us and our affiliates on our policy administration system. We recorded approximately $51.4 million of expenses and capitalized costs for the year ended December 31, 2016 related to this agreement.

Personal Lines Quota Share

The Company participated in a quota share reinsurance treaty with the related entities listed below whereby it ceded 50% of the total net earned premiums and net incurred losses and LAE on business with effective dates after March 1, 2010 (“NGHC Quota Share”). On August 1, 2013, the Company terminated the NGHC Quota Share agreement and stopped ceding any net earned premiums and net incurred losses and LAE on business with effective dates after July 31, 2013. The termination was on a run-off basis, meaning the Company continued to cede 50% of the net premiums and the related net losses with respect to policies in force as of July 31, 2013 through the expiration of such policies, the last of which expired on July 31, 2014.

The NGHC Quota Share provided that the reinsurers pay a provisional ceding commission equal to 32.5% of ceded earned premium, net of premiums ceded by the Company for inuring reinsurance, subject to adjustment. The ceding commission is subject to adjustment to a maximum of 34.5% if the loss ratio for the reinsured business is 60.0% or less and a minimum of 30.5% if the loss ratio is 64.5% or greater. Effective October 1, 2012, the parties amended the NGHC Quota Share to decrease the provisional ceding commission from 32.5% to 32.0% of ceded earned premium, net of premiums ceded by the Company for inuring reinsurance, subject to adjustment. The ceding commission is subject to adjustment to a minimum of 30.0% (changed from 30.5%), if the loss ratio is 64.5% or greater. The Company believes that the terms, conditions and pricing of the NGHC Quota Share were determined by arm’s length negotiations and reflect market terms and conditions.

The amounts (in thousands) related to this NGHC Quota Share for 2016 are as follows:

Year ended December 31, 2016
	Ceded Earned Premiums	Ceding Commission Income (Expense)	Ceded Losses and LAE
ACP Re Ltd.	$—	$(1,661)	$5,642
Maiden Insurance Company	—	(2,767)	9,403
Technology Insurance Company	—	(1,107)	3,761

Total	$—	$(5,535)	$18,806

Year ended December 31, 2016
	Reinsurance Recoverable on Paid and Unpaid Losses and LAE	Ceded Commission Receivable	Ceded Premium Payable
ACP Re Ltd.	$12,411	—	$10,685
Maiden Insurance Company	16,823	—	15,957
Technology Insurance Company	6,729	—	6,383

Total	$35,963	—	$33,025

Integon National Consulting and Marketing Agreement

On July 1, 2012, Integon National entered into an agreement with Risk Services, LLC (“RSL”), an AmTrust subsidiary. RSL provides certain consulting and marketing services to promote our captive insurance program with potential independent agents selling through our Agency channel. Under the terms of this agreement, RSL receives 1.5% of all net premium written generated by the program. For the year ended December 31, 2016, the amounts charged for such fees were $151,548.

800 Superior, LLC

In August 2011, Integon National and AmTrust formed 800 Superior, LLC (“800 Superior”) for the purpose of acquiring an office building in Cleveland, Ohio. We and AmTrust each have a 50% ownership interest in 800 Superior. The cost of the building acquired by 800 Superior (the “Cleveland Office Building”) was approximately $7.5 million. AmTrust has been appointed managing member of 800 Superior. As of December 31, 2016, our investment in the Cleveland Office Building was recorded as approximately $1.5 million. For the year ended December 31, 2016, we recorded equity in earnings (losses) of unconsolidated subsidiaries in the amounts of $(241,000) with respect to our interest in 800 Superior.

Additionally, in 2012, a subsidiary, Management Corp., entered into an office lease with 800 Superior for approximately 156,176 square feet of space in the Cleveland Office Building. The lease period is for 15 years and we paid 800 Superior $2.7 million in rent for the year ended December 31, 2016.

Use of Company Aircraft

We are party to aircraft timeshare agreements with AmTrust. The agreements provide for payment to AmTrust for usage of its company-owned aircraft and cover actual expenses incurred and permissible under federal aviation regulations including travel and lodging expenses of the crew, in-flight catering, flight planning and weather contract services, ground transportation, fuel, landing and hangar fees and airport taxes, among others. AmTrust does not charge us for the fixed costs that would be incurred in any event to operate the aircraft (for example, aircraft purchase costs, insurance and flight crew salaries). During the year ended December 31, 2016, we paid AmTrust approximately $125,000 for the use of its aircraft under these agreements.

Other Agreements with ACP Re and Affiliated Entities

In connection with the acquisition of Tower Group International, Ltd. (“Tower”) by ACP Re in 2014, the Company and ACP Re entered into various agreements. In July 2016, Tower’s ten statutory insurance companies (collectively, the “Tower Companies”) merged into CastlePoint National Insurance Company (“CNIC”), with CNIC as the surviving entity, in connection with a conservation plan developed by the Commissioner of Insurance of the State of California (“Conservation Plan”) for CNIC. In September 2016, the Conservation Plan was approved and effective September 20, 2016, the following agreements terminated: (a) the $250,000 Stop-Loss Reinsurance Agreement, dated September 15, 2014, among National General Re, Ltd. (“NG Re Ltd.”), a subsidiary of the Company, and AmTrust International Insurance, Ltd., an affiliate of the Company (“AIIL”), as reinsurers, and CastlePoint Reinsurance Company, Ltd. (“CP Re”), a subsidiary of ACP Re, (b) the Stop-Loss Retrocession Contract among AIIL, NG Re and ACP Re, and (c) the

Personal Lines Administrative Services Agreement among Management Corp., a subsidiary of the Company, CP Re and Tower Group’s U.S. insurance companies. The Tower Companies are no longer considered a related party as of September 20, 2016.

Effective November 1, 2012, our wholly-owned subsidiary, National General Management Corp., provides accounting and administrative services to ACP Re for a monthly fee of $10,000. We recorded approximately $120,000 for these services for the year ended December 31, 2016.

Personal Lines Master Agreement

On July 23, 2014, the Company and ACP Re entered into the Amended and Restated Personal Lines Master Agreement (the “Master Agreement”). The Master Agreement provides for the implementation of the various transactions associated with the acquisition of Tower Group International, Ltd. (“Tower”) by ACP Re. In addition, the Master Agreement requires the Company to pay ACP Re contingent consideration in the form of a three-year earn-out (the “Contingent Payments”) of 3% of gross written premium of the Tower personal lines business written or assumed by the Company following the Merger. The Contingent Payments were subject to a maximum of $30 million, in the aggregate, over the three-year period.

PL Reinsurance Agreement and the Personal Lines Cut-Through Quota Share Reinsurance Agreement

Integon National entered into the Personal Lines Quota Share Reinsurance Agreement (the “PL Reinsurance Agreement”), with Tower’s ten statutory insurance companies (collectively, the “Tower Companies”), pursuant to which Integon reinsures 100% of all losses under the Tower Companies’ new and renewal personal lines business written after September 15, 2014. The ceding commission payable by Integon under the PL Reinsurance Agreement is equal to the sum of (i) reimbursement of the Tower Companies’ acquisition costs in respect of the business covered, including commission payable to National General Insurance Marketing, Inc., a subsidiary of the Company (“NGIM”), pursuant to the PL MGA Agreement (as defined below), and premium taxes and (ii) 2% of gross written premium (net of cancellations and return premiums) collected pursuant to the PL MGA Agreement. In connection with the execution of the PL Reinsurance Agreement, the Personal Lines Cut-Through Quota Share Reinsurance Agreement, dated January 3, 2014, by and among the Tower Companies and Integon (the “Cut-Through Reinsurance Agreement”), was terminated on a run-off basis, with the reinsurance of all policies reinsured under such agreement remaining in effect.

PL MGA Agreement

NGIM produced and managed all new and renewal personal lines business of the Tower Companies pursuant to a Personal Lines Managing General Agency Agreement (the “PL MGA Agreement”). As described above, all post-September 15, 2014 personal lines business written by the Tower Companies is reinsured by Integon National pursuant to the PL Reinsurance Agreement. The Tower Companies pay NGIM a 10% commission on all business written pursuant to the PL MGA Agreement. All payments by the Tower Companies to NGIM pursuant to the PL MGA Agreement were netted out of the ceding commission payable by Integon National to the Tower Companies pursuant to the PL Reinsurance Agreement. Before the Conservation Plan, the Company recorded $1.5 million of commission income during the period ended December 31, 2016 as a result of the PL MGA Agreement.

PL Administrative Services Agreement

National General Management Corp. (“NGMC”), a subsidiary of the Company, the Tower Companies and an affiliated company, CastlePoint Reinsurance Company, Ltd (“CP Re”), entered into the Personal Lines LPTA Administrative Services Agreement (the “PL Administrative Agreement”), pursuant to which NGMC administered the run-off of CP Re’s and the Tower Companies’ personal lines business written prior to September 15, 2014 at cost. CP Re and the Tower Companies reimbursed NGMC for its actual costs, including costs incurred in connection with claims operations, out-of-pocket expenses, costs incurred in connection with any required modifications to NGMC’s claims systems and an allocated portion of the claims service expenses paid by Integon to the Tower Companies pursuant to the Cut-Through Reinsurance Agreement. As a result of the PL Administrative Agreement and before the Conservation Plan, the Company was reimbursed $68.5 million. As of December 31, 2015, there was a receivable related to the PL Administrative Agreement of $11.8 million. On September 20, 2016, the PL Administrative Agreement was terminated.

Stop-Loss and Retrocession Agreements

National General Re, Ltd., a subsidiary of the Company (“NG Re Ltd.”), along with AmTrust International Insurance, Ltd., an affiliate of the Company (“AII”), as reinsurers, entered into a $250 million Aggregate Stop Loss Reinsurance

Agreement (the “Stop-Loss Agreement”) with CP Re. NG Re Ltd. and AII also entered into an Aggregate Stop Loss Retrocession Contract (the “Retrocession Agreement”) with ACP Re pursuant to which ACP Re is obligated to reinsure the full amount of any payments that NG Re Ltd. and AII are obligated to make to CP Re under the Stop Loss Agreement. Pursuant to the Stop-Loss Agreement, each of NG Re Ltd. and AII provide, severally, $125 million of stop loss coverage with respect to the run-off of the Tower business written on or before September 15, 2014. The reinsurers’ obligation to indemnify CP Re under the Stop-Loss Agreement would be triggered only at such time as CP Re’s ultimate paid net loss related to the run-off of the pre-September 15, 2014 Tower business exceeded a retention equal to the Tower Companies’ loss and loss adjustment reserves and unearned premium reserves as of September 15, 2014, which the parties to the Loss Portfolio Transfer Agreement have agreed will be established upon reevaluation as of December 31, 2015. CP Re was to pay AII and NG Re Ltd. total premium of $56 million on the five-year anniversary of the Stop-Loss Agreement. The premium payable by NG Re Ltd. and AII to ACP Re pursuant to the Retrocession Agreement was $56 million in the aggregate, less a ceding commission of 5.5% to be retained by NG Re Ltd. and AII. On September 20, 2016, the Stop-Loss Agreement and Retrocession Agreement were terminated.

Credit Agreement

On September 15, 2014, NG Re Ltd. entered into a credit agreement (the “ACP Re Credit Agreement”) by and among AmTrust, as Administrative Agent, ACP Re and London Acquisition Company Limited, a wholly owned subsidiary of ACP Re, as the borrowers (collectively, the “Borrowers”), ACP Re Holdings, LLC, as Guarantor, and AII and NG Re Ltd., as Lenders, pursuant to which the Lenders made a $250 million loan ($125 million made by each Lender) to the Borrowers on the terms and conditions contained within the ACP Re Credit Agreement.

On July 28, 2016, the parties entered into a restatement agreement (the “Restatement Agreement”) to the ACP Re Credit Agreement. The parties to the Restatement Agreement agreed to restate the ACP Re Credit Agreement as a result of a $200 million contribution (the “Contribution”) by the Michael Karfunkel Family 2005 Trust (the “Trust”) and members of the Michael Karfunkel family to CNIC, in connection with the Conservation Plan developed by the Commissioner of Insurance of the State of California for CNIC as successor by merger to the Tower Companies. Pursuant to the restated terms of the ACP Re Credit Agreement, became effective on September 20, 2016, ACP Re Holdings, LLC became the borrower under the agreement.

The Company recorded interest income of approximately $7.6 million for the year ended December 31, 2016, under the ACP Re Credit Agreement.

Surplus Notes of the Reciprocal Exchanges

In connection with the acquisition of Tower, the Company acquired two management companies that manage the business operations of two reciprocal exchanges (the “Reciprocals”). The Reciprocals issued the Reciprocal Exchanges’ Surplus Notes when they were originally capitalized. The obligation to repay principal and interest on the Reciprocal Exchanges’ Surplus Notes is subordinated to the Reciprocal Exchanges’ other liabilities. Principal and interest on the Reciprocal Exchanges’ Surplus Notes are payable only with regulatory approval. Effective March 31, 2016, the Company purchased the Reciprocal Exchanges’ Surplus Notes from subsidiaries of ACP Re for an aggregate amount of approximately $88.9 million. The purchase price was based on an independent third party valuation of the fair market value of the surplus notes. At December 31, 2016, the surplus notes receivable and the surplus notes payable are eliminated upon consolidation.

Corporate Office Lease Agreements

The Company has an office lease for office space on the 38th floor at 59 Maiden Lane in downtown Manhattan from 59 Maiden Lane Associates, LLC, an entity that is wholly owned by entities controlled by the Karfunkel Family. The Company currently leases 19,996 square feet of office space on the 38th floor and paid approximately $0.8 million in rent and expenses pursuant to this lease for the year ended December 31, 2016.

In April 2015, the Company’s wholly-owned subsidiary, National General Insurance Company, entered into an office lease agreement for office space at 30 North LaSalle Street in Chicago, Illinois from 30 North LaSalle Partners LLC, an entity that is wholly owned by an entity controlled by the Karfunkel Family. The Company leases 12,684 square feet on the 20th floor and paid approximately $472,000 in rent and expenses for the year ended December 31, 2016.

East Ninth & Superior, LLC

In September 2012, the Company formed East Ninth & Superior, LLC and 800 Superior NMTC Investment Fund II, LLC with AmTrust (collectively, “East Ninth & Superior”). The Company and AmTrust each have a 50% ownership interest in East Ninth and Superior, LLC and a 24.5% ownership interest in 800 Superior NMTC Investment Fund II, LLC for which the Company is not a primary beneficiary.

The Company’s equity interest in East Ninth & Superior as of December 31, 2016 was $4.2 million. For the year ended December 31, 2016, the Company recorded equity in earnings (losses) from East Ninth & Superior of $50,000.

North Dearborn Building Company, L.P.

In February 2015, Integon National and AmTrust formed North Dearborn Building Company, L.P. for the purpose of acquiring an office building in Chicago, Illinois. We and AmTrust each have a 45% limited partnership interest in North Dearborn. North Dearborn appointed NA Advisors, an entity controlled by the Karfunkel Family and managed by an unrelated third party, as the general manager to oversee the day-to-day operations of the office building. The Company’s equity interest in North Dearborn as of December 31, 2016 was approximately $12.7 million. For the year ended December 31, 2016, the Company recorded equity in earnings (losses) from North Dearborn of $1.0 million.

4455 LBJ Freeway, LLC

In August 2015, National General Re, Ltd. and AmTrust formed 4455 LBJ Freeway, LLC for the purpose of acquiring an office building in Dallas, Texas. We and AmTrust each have a 50% ownership interest in 4455 LBJ Freeway, LLC. The cost of the building was approximately $21 million. AmTrust has been appointed managing member of 4455 LBJ Freeway, LLC. Additionally, in March 2016, the Company entered into a lease agreement with 4455 LBJ Freeway, LLC for approximately 110,025 square feet. The lease period is for 12 years and the Company paid 4455 LBJ Freeway, LLC $1.4 million in rent for the year ended December 31, 2016.

The Company’s equity interest in 4455 LBJ Freeway, LLC as of December 31, 2016 was approximately $0.9 million. For the year ended December 31, 2016, the Company recorded equity in earnings (losses) from 4455 LBJ Freeway, LLC of $500,000.

Illinois Center Building, L.P.

In August 2015, Integon National, National General Re, Ltd., ACP Re Group, Inc. (“ACPRe Group”) and AmTrust formed Illinois Center Building, L.P. (“Illinois Center”) for the purpose of acquiring an office building in Chicago, Illinois. Integon National has a 6% limited partnership interest and National General Re, Ltd. has a 31.5% limited partnership interest in Illinois Center. AmTrust and ACPRe Group are also limited partners in Illinois Center. Illinois Center appointed NA Advisors as the general manager to oversee the day-to-day operations of the office building. The Company’s equity interest in Illinois Center as of December 31, 2016 was approximately $60 million. For the year ended December 31, 2016, the Company recorded equity in earnings (losses) from Illinois Center of $3.6 million. The Company made contributions of $3.8 million and received distributions of $(1.9) million for the year ended December 31, 2016.

Family Relationships

Barry Karfunkel and Robert Karfunkel, brothers, are employed by the Company as chief executive officer and president, and executive vice president – chief marketing officer, respectively. The compensation, perquisites and benefits provided to Barry Karfunkel and Robert Karfunkel in 2016 are disclosed in the “Summary Compensation Table” section of this proxy statement. Barry Karfunkel and Robert Karfunkel also serve on our board of directors.

Barry Zyskind, chairman, chief executive officer and president of AmTrust, serves on our board of directors without remuneration. Mr. Zyskind is Barry Karfunkel and Robert Karfunkel’s brother-in-law.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2018 Annual Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2018 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 38th Floor, New York, New York 10038, Attn: Corporate Secretary, on or before December 1, 2017, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2018 Annual Meeting of Shareholders outside the framework of Rule 14a-8 must be received by us at the above address no earlier than January 9, 2018 and no later than February 8, 2018 to be considered timely under Rule 14a-4(c)(1). If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including audited financial statements, is being sent to all our shareholders with this Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card on or about April  3, 2017.

Householding of Annual Meeting Materials

If you are a shareholder who has chosen “householding” of our proxy statements and annual reports, this means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: National General Holdings Corp. 59 Maiden Lane, 38th Floor, New York, New York 10038, Attn: Corporate Secretary, telephone 212-380-9500. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the holders of proxies will vote thereon in their discretion.

NATIONAL GENERAL HOLDINGS CORP.

Annual Meeting of Shareholders

May 9, 2017 10:30 a.m. (Eastern Time)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeffrey Weissmann and Barry Karfunkel or either of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of National General Holdings Corp. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 10:30 a.m. (Eastern Time) on Tuesday, May 9, 2017, at 59 Maiden Lane, 38th Floor, New York, New York 10038, and at any adjournment, postponement or continuation thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation.

(Continued and to be signed on the reverse side)

2017 ANNUAL MEETING OF SHAREHOLDERS OF

NATIONAL GENERAL HOLDINGS CORP.

May 9, 2017

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement, proxy card and annual report on Form 10-K are available at https://www.proxyvote.com

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED FOR

DIRECTORS IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of Directors:

NOMINEES:
	☐ FOR ALL NOMINEES	¡ Donald T. DeCarlo
¡ Patrick Fallon
¡ Barry Karfunkel
¡ Robert Karfunkel
¡ John Marshaleck
¡ Barbara Paris
¡ Barry D. Zyskind

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

	INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as Independent Auditor for the fiscal year ending December 31, 2017.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Advisory, non-binding approval of the compensation of our Named Executive Officers as disclosed in our proxy statement.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.